Exhibit 10.4

Rev. 9/13/06

MATTHEWS INTERNATIONAL CORPORATION

SUPPLEMENTAL RETIREMENT PLAN

ORIGINALLY EFFECTIVE OCTOBER 1, 1987

AMENDED EFFECTIVE SEPTEMBER 13, 2006

ARTICLE 1

GENERAL PROVISIONS

1.1  Matthews International Corporation ("the Company") originally adopted this Supplemental Retirement Plan ("Supplemental Plan" or "Plan") effective October 1, 1987. This instrument amends and restates the Plan in its entirety, effective as of September 13, 2006.

1.2  As amended from time to time, this Supplemental Plan shall be deemed to be a contract between the Company and each Participant. However, nothing contained in this Plan shall be deemed to give any Participant the right to be retained in service or to interfere with the right of the Company to discharge any Participant at any time without regard to the effect which such discharge shall have on such Participant's rights, if any, under this Plan.

1.3  No Participant shall have the right to assign, transfer, hypothecate, encumber, commute or anticipate the right to any payments under this Supplemental Plan, and such payments shall not in any way be subject to any legal processes to levy on or attach the same for payment of any claim against any Participant.

1.4  Defined Terms: The terms listed below, when used in this Supplemental Plan with (an) initial capital letter(s), are defined either explicitly or in context in the provisions identified below:

Accrued Benefit	Article 3
Active Participant	2.1(a)
Actuarial Equivalent	4.6
Board of Directors	2.1(b)
Company	1.1
Compensation Committee	2.5(d)
Continuous Service	3.5
Deferred Retirement Benefit	4.2
Deferred Retirement Date	2.7(b)
Delayed Payment Date	4.11(a)
Early Retirement Benefit	4.3
Early Retirement Date	2.7(c)
Early Retirement Factor	4.3(a)
Early Retirement Supplement	4.3(c)
Earnings	3.4
Employees Retirement Plan	3.2
ERISA	6.1(b)
Excise Tax	4.10
Final Average Monthly Earnings	3.3
Former Active Participant	2.4
Gross-Up	4.10
IRC	2.7(d)
Joint and 50% Surviving Spouse Annuity	4.7
Joint and 66-2/3% Surviving Spouse Annuity	4.8
Minimum Officer Service Requirement	2.1
LTD Benefits	2.2(c)
Normal Annuity	4.5
Normal Retirement Benefit	4.1
Normal Retirement Date	2.7(a)
Officer	2.1
Parachute Payment	4.10
Participant	Article 2, Preamble
Participant's Termination Date	7.1(b)
Plan	1.1
Retired Participant	2.7(a)
Retirement Date	2.7(d)
Section 9 Event	2.2(b)
Spouse	4.4(f)
Social Security Primary Insurance Amount	3.2
Social Security Supplement	4.3(b)
Supplemental Plan	1.1
Surviving Spouse	4.7, 5.1
Trust	6.4
Vested Accrued Benefit	2.5(a)
Vested Participant	6.4(a)

ARTICLE 2

PARTICIPATION AND ELIGIBILITY FOR BENEFITS

In this Supplemental Plan, the term “Participant” is sometimes used to refer to any one, or more, or all, of the following, as the context requires: Active Participant (2.1), Former Active Participant (2.4), Retired Participant (2.7), and/or Vested Participant (6.4(a)).

Eligibility for Participation

2.1
(a)  Except as otherwise provided in 2.2, each Officer of the Company shall become an Active Participant in this Supplemental Plan as of the first day of the month next following the date on which he or she completes five years of active service as an Officer of the Company (the "Minimum Officer Service Requirement").

(b)  For purposes of this Plan, "Officer" shall include only those employees whom the Company's Board of Directors, acting pursuant to the Company's Bylaws, have elected as executive officers of Matthews International Corporation. As such, "Officer" includes, but is not limited to: Chairman (if also a salaried employee of the Company), Vice Chairman (if also such an employee), Chief Executive Officer, President, Chief Financial Officer, Vice President, Secretary, Treasurer and Controller. However, assistant officers of the Company, officers of subsidiary companies, or managers of unincorporated business divisions or business units who hold titles such as "President" or "Vice President" of such a division or business unit, shall not, solely by virtue of holding such office or division officer designation, be deemed to be Officers of the Company for purposes of this Plan.

2.2  Notwithstanding 2.1:

(a)  In its sole and absolute discretion and with no obligation to apply its discretion in a uniform manner, the Board of Directors may expressly waive the Minimum Officer Service Requirement with respect to any individual Officer and designate such Officer an Active Participant in the Plan effective at the time determined by the Board.

(b)  An Officer who has not satisfied the Minimum Officer Service Requirement of 2.1 or who has not been specially designated as an Active Participant pursuant to 2.2(a), shall nevertheless become an Active Participant upon the occurrence of a "Section 9 Event", as defined in Section 9(A) of the Matthews International Corporation 1992 Stock Incentive Plan (as amended through April 25, 2006 and as it may be amended hereafter), or similar change-of-control provisions in any successor plan adopted by the Company in place of the 1992 Stock Incentive Plan.

(c)  An Officer who has not satisfied the Minimum Officer Service Requirement of 2.1(a) or the special designation requirements of 2.2(a), and who has both attained age 55 and become eligible to receive long-term disability benefits under the Company's long-term disability insurance plan ("LTD Benefits"), will become an Active Participant upon the last to occur of his or her (i) becoming eligible to receive LTD Benefits, or (ii) attainment of age 55 while receiving LTD Benefits.

2.3  Following qualification as an Active Participant, an individual shall continue in such capacity until the earliest to occur of the following events:

(a)  The Participant dies.

(b)  The Participant's employment with the Company terminates, or, in the case of a Participant who is receiving LTD Benefits (2.2(c)), the Participant ceases to be eligible to continue to receive LTD Benefits, whichever occurs later.

(c)  The Participant becomes a Former Active Participant (2.4) upon termination of his or her status as an Officer of the Company.

(d)  The Participant becomes a Retired Participant (2.7).

2.4  In the event that an Active Participant ceases to be an Officer of the Company, but continues to be an active employee of the Company in a non-Officer capacity, his or her benefits hereunder shall cease to accrue as of the date such Participant ceases to be an Officer of the Company. An individual who meets the criteria of this paragraph shall be a Former Active Participant.

Eligibility for Benefits (Vesting, etc.)

2.5  Vesting under Circumstances Other than a Section 9 Event

(a)  Except as provided in 2.5(f), 2.6 or 2.7, an Active Participant or Former Active Participant (1) who voluntarily terminates employment or (2) whose employment with the Company is terminated involuntarily or by mutual agreement, shall have vested rights in his or her Accrued Benefit (Article 3) according to the following schedule:

Participant's Completed Years of Continuous Service (3.5(b))	Vested Percentage
Less than 10	0%
10 but less than 15	50%
15 or more	100%

A positive amount determined hereunder shall be such Participant's Vested Accrued Benefit.

(b)  Except as provided in 2.5(d), a Participant with a vested percentage of 0% whose employment terminates, shall forfeit all rights under the Plan and no benefits of any kind shall be due or payable under the Plan to, or with respect to, such Participant, such Participant's Surviving Spouse, or such Participant's estate.

(c)  Except as provided in 2.5(d), a Participant with a vested percentage of 50% whose employment terminates shall forfeit the remaining 50% of his or her Accrued Benefit. Such Participant shall be eligible to receive, and the Plan shall commence payment of, such Participant’s 50% Vested Accrued Benefit as provided in 2.8.

(d)  In the case of any particular Participant described in 2.5(b) or 2.5(c), the Compensation Committee of the Company's Board of Directors, in the Committee’s sole and absolute discretion and with no obligation to apply its discretion in a uniform manner, shall have full authority to waive such Participant's satisfaction of the requirement of performing future Continuous Service with the Company in order to achieve either a 50% Vested Accrued Benefit or a 100% Vested Accrued Benefit, and, in any such case, the Participant shall be deemed to be described in 2.5(c) or 2.5(e), as applicable under the action taken by the Committee. Solely for purposes of determining his or her eligibility to retire on an Early Retirement Date, a Participant who achieves a 100% Vested Accrued Benefit because of the Committee's action hereunder shall be deemed to have 15 years of Continuous Service.

(e)  A Participant whose employment terminates with a vested percentage of 100%, shall be eligible to receive, and the Plan shall commence payment of, his or her 100% Vested Accrued Benefit on the first applicable Retirement Date under 2.8 to occur following the Participant's termination of employment. For example, such a Participant who has attained the actual age of 55 or higher shall be eligible to receive, and the Plan shall commence payment of, his or her 100% Vested Accrued Benefit, on the first day of the month following his or her termination of employment.

(f)  Notwithstanding 2.5(a) through (e), if

(i)  an involuntary or mutually-agreed-upon termination of employment occurred by reason of the Participant engaging in (1) a felonious act involving the Company or another employee of the Company, or (2) competition with, or conduct detrimental to, the Company as described in 4.9, or

(ii)  at any time following a voluntary termination of employment it comes to the attention of the Compensation Committee that the Participant had engaged in such felonious act, competition or detrimental conduct prior to his or her voluntary termination of employment, then, in any such case, such Participant shall forfeit all rights under the Plan and no benefit (or further benefit) of any kind shall be due or payable under the Plan to, or with respect to, such Participant, such Participant's Surviving Spouse, or such Participant's estate.

2.6  Vesting Upon a Section 9 Event

(a)  An Active Participant or Former Active Participant who terminates employment with the Company, whether voluntarily, involuntarily, or by mutual agreement, at any time following the occurrence of a Section 9 Event, shall have a 100% Vested Accrued Benefit and become a Retired Participant (2.8), and the Plan shall commence distribution of such Participant's benefits, effective on the first applicable Retirement Date occurring under 2.8 after such termination of employment. Further, and solely for purposes of such benefits commencing at an Early Retirement Date, such Participant shall be deemed to have had 15 years of Continuous Service at the date of such termination. Moreover, if such Participant was an Active Participant at the time of such Section 9 Event, he or she shall thereafter be deemed to be five years older than his or her actual age, solely for purposes of

(i)  determining his or her eligibility to commence receipt of benefits at an Early Retirement Date and the applicable Early Retirement Factor under 4.3(a), or

(ii)   determining his or her eligibility to commence receipt of benefits or at his or her Normal Retirement Date or a Deferred Retirement Date (without application of an Early Retirement Factor).

(b)  The following examples illustrate the effect, pursuant to 2.6(a), of attributing to an Active Participant additional five years of age:

(i)  An Active Participant who terminated employment following a Section 9 Event and who, exactly coincident with such date of termination, attained the actual age of 60 years, would be deemed to have attained Normal Retirement Age and, therefore, would be eligible to commence to receive benefits, and the Plan would commence distribution of such Participant's Normal Retirement Benefit, on the first day of the month immediately following such Participant's termination of employment (such date being deemed to be the Participant’s Normal Retirement Date).

(ii)  An Active Participant who terminated employment following a Section 9 Event and who, at the date of such termination, had attained the actual age of 62 years, would be deemed to have attained Normal Retirement Age and, therefore, would be eligible to commence to receive benefits, and the Plan would commence distribution of such Participant's Normal Retirement Benefit, on the first day of the month immediately following such Participant's termination of employment (such date being deemed to be a Deferred Retirement Date).

(iii)  An Active Participant who terminated employment following a Section 9 Event and who, exactly coincident with the date of such termination, attained the actual age of 50 years old would be deemed to have attained Early Retirement Age and, therefore, would be eligible to commence to receive benefits, and the Plan would commence distribution of such Participant's Early Retirement Benefit, on the first day of the month immediately following such date of termination (such date being deemed to be an Early Retirement Date), with an Early Retirement Factor of 70% under 4.3(a).

(iv)  An Active Participant who terminated employment following a Section 9 Event, but who, at such date of termination, had not yet attained age 50 years, would be eligible to commence to receive benefits, and the Plan would commence distribution of such Participant's Early Retirement Benefit, on the first day of the month immediately following the date of the Participant’s 50th birthday (at which time he or she with be deemed to have attained Early Retirement Age), with an Early Retirement Factor of 70% under 4.3(a).

However, any such Participant who is deemed to be five years older than such Participant’s actual age for purposes of eligibility for commencement of benefits (and, if applicable, determination of the appropriate Early Retirement Factor), shall not be deemed to be five years older for any other purpose relevant to the Plan (such as, e.g., the period during which a Social Security Supplement would be payable to such Participant under 4.3(b)), except as expressly provided in this instrument.

2.7  Vesting Upon Eligibility for LTD Benefits

Notwithstanding 2.5, an Officer who becomes an Active Participant pursuant to 2.2(c), or an Active Participant or Former Active Participant who becomes disabled and eligible to receive LTD Benefits under the Company's long-term disability insurance plan, shall have a 100% Vested Accrued Benefit.

2.8  Retirement and Commencement of Benefits

(a)  An Active Participant (or Former Active Participant) who has attained a Vested Accrued Benefit on or prior to the date of his or her 65th birthday may retire from active employment with the Company on the first day of the month following his or her 65th birthday (which is such Participant's "Normal Retirement Date"), shall become a Retired Participant, and the Plan shall commence distribution of his or her Vested Accrued Normal Retirement Benefit.

(b)  If an Active Participant (or Former Active Participant) shall not have attained a 50% or 100% Vested Accrued Benefit on or prior to the date of his or her 65th birthday, he or she may become a Retired Participant pursuant to 2.8(c) at any time after he or she has accumulated sufficient additional Continuous Service (see 3.5(b)) to attain a 50% or 100% Vested Accrued Benefit.

(c)  An Active Participant (or Former Active Participant) (1) who has attained a Vested Accrued Benefit on or prior to the date of his or her 65th birthday, or (2) who (pursuant to 2.8(b)) attains a Vested Accrued Benefit after his or her Normal Retirement Date; and who, in either case, retires from active employment with the Company on a “Deferred Retirement Date” (being the first day of the month following the month in which his or her Normal Retirement Date occurred), shall become a Retired Participant, and the Plan shall commence distribution of his or her Vested Accrued Normal Retirement Benefit.

(d)  An Active Participant (or Former Active Participant) who retires from active employment with the Company prior to his or her 65th birthday, but on or after the first day of any month following the occurrence of both (1) the Participant's 55th birthday, and (2) his or her completion of at least 15 years of Continuous Service (or his or her being expressly deemed in this Plan to have completed 15 years of Continuous Service solely for purposes of eligibility for Early Retirement), which first day of any month is an "Early Retirement Date", shall become a Retired Participant, and the Plan shall commence distribution of his or her Early Retirement Benefit.

(e)  An Active Participant (or Former Active Participant) whose employment terminates, or whose employment previously terminated, under circumstances described in 2.5(a) through 2.5(e), or in 2.6, shall become a Retired Participant, and the Plan shall commence distribution of his or her Vested Accrued Benefit, effective at the Participant’s Early, Normal, or Deferred, Retirement Date, whichever applies under 2.5 or 2.6, and 2.8, to such Participant. (Hereinafter in this Plan, the term “Retirement Date” is sometimes used to refer to the Early, Normal, or Deferred, Retirement Date on which a Participant’s Early, Normal, or Deferred Retirement Benefit commenced (or would have commenced).

(f)  A Participant who is receiving LTD Benefits (2.7) shall become a Retired Participant, and the Plan shall commence distribution of his or her Vested Accrued Benefit, effective at the Participant’s Early, Normal, or Deferred, Retirement Date, whichever shall first occur following the later to occur of (a) the Participant's termination of employment, or (b) the cessation of the Participant's eligibility to continue to receive LTD Benefits. Solely for purposes of the Participant's eligibility to commence to receive benefits at an Early Retirement Date, such Participant shall be deemed to have 15 years of Continuous Service upon the later to occur of (a) the Participant's termination of employment, or (b) the cessation of the Participant's eligibility to continue to receive LTD Benefits.

2.9  Notwithstanding any provision in this Article II regarding the date on which the Plan shall commence to pay a Participant’s Retirement or Vested Accrued Benefit, the commencement of payment of any benefit under the Plan is subject to the provisions of 4.11 regarding the requirement of Internal Revenue Code (“IRC”) § 409A(a)(2)(B)(i) that payment of benefits be delayed for six months under specified circumstances.

ARTICLE 3

BENEFIT ACCRUAL

In this Supplemental Plan, the term “Accrued Benefit” means the benefit determined pursuant to the application of the provisions of 3.1 through 3.5.

3.1  Gross Accrued Benefit. Each Active Participant shall accrue a gross monthly benefit (subject to reduction as provided in 3.2 below), stated as a Normal Annuity beginning on his or her Normal Retirement Date, equal to the product of (a) multiplied by (b):

(a)  1.85% of his or her Final Average Monthly Earnings;

(b)  his or her years of Continuous Service, subject to a maximum of 35 years.

The gross monthly Accrued Benefit thus determined shall be reduced as provided in 3.2 to determine the net monthly benefit payable under this Supplemental Plan to the Participant who retires on or after his or her Normal Retirement Date.

Notwithstanding the foregoing, in the case of a Former Active Participant described in 2.4, the gross monthly Accrued Benefit shall be calculated based on Final Average Monthly Earnings and Continuous Service as of the date such Participant ceased to be an Active Participant.

The gross monthly Accrued Benefit determined above shall be subject to recalculation in the event the Participant's Final Average Earnings are recalculated as described in 3.3.

3.2  Offsets to the Accrued Benefit. The gross Accrued Benefit determined in 3.1 shall be reduced by the sum of (a) plus (b):

(a)  The Participant's "Accrued Benefit" under the Matthews International Corporation Employees Retirement Plan ("Employees Retirement Plan") payable in the Normal Annuity form (under Section 7.5 of the Employees Retirement Plan) commencing at his or her actual Early or Normal Retirement Date under this Supplemental Plan (or, if applicable, commencing as soon after the Participant's Early Retirement Date under this Supplemental Plan as such benefit can commence under the early retirement rules of the Employees Retirement Plan). If a portion of a Participant's Continuous Service under 3.5 relates to service with a wholly-owned subsidiary when such subsidiary did not participate as an employer in the Employees Retirement Plan, the Participant's Employees Retirement Plan "Accrued Benefit" shall nevertheless be calculated, solely for purposes of this 3.2(a), as if such service with the subsidiary were counted as Continuous Service for calculating benefits under the Employees Retirement Plan. (That is, the offset amount under this 3.2(a) will include an imputed Employees Retirement Plan benefit attributable to such service with the wholly-owned subsidiary.)

(b)  The maximum anticipated Social Security Primary Insurance Amount that would be payable to the Participant beginning the month after his or her actual 65th birthday on the assumption that his or her earnings for FICA purposes had always been in excess of the FICA wage base in any particular year up to and including the year in which his or her actual 65th birthday occurs. However, where a Participant's benefits commence under this Supplemental Plan at an Early Retirement Date, it will be assumed, in calculating such Social Security Primary Insurance Amount, that the Participant has no FICA wages after such Early Retirement Date.

3.3  "Final Average Monthly Earnings" means an amount equal to the average of the Participant's monthly "Earnings" for the highest 60 consecutive months during the 120 consecutive months immediately preceding the earliest to occur of the events described in 2.3 or the Participant's Normal Retirement Date. However, if a Participant's Earnings are recalculated under 3.4 to reflect a reduction in deferred Management Incentive Plan credits actually paid to such Participant, his or her Final Average Monthly Earnings shall be recalculated at the same time. Nevertheless, no such recalculation shall be performed in any case following the occurrence of a Section 9 Event.

3.4  "Earnings": Except as provided in the second and third sentences of this 3.4, Earnings means regular basic salary and incentive compensation at the time it is earned and paid in the ordinary course, or, if payment of any earned amount is deferred, at the time such salary or incentive compensation would have been paid in the ordinary course had payment of such amount not been deferred. As such, Earnings includes the principal amount of any deferred credits assigned to the Participant under the Company's Management Incentive Program as of the date on which such principal amount of deferred credits is assigned. However, if the said principal amount assigned to the Participant is reduced pursuant to the provisions for negative adjustments under the Management Incentive Program, then the Participant's Earnings shall be reduced, for purposes of this Supplemental Plan, to reflect the reduction of said principal amount of such deferred credits as of the date on which the reduction under the Management Incentive Plan is made. "Earnings" shall not include severance payments or allowances, profit-sharing distributions, expense allowances, directors' fees, stock-related rights (both stock options and stock appreciation rights) or any other form of additional compensation.

3.5  "Continuous Service" means

(a)  For purposes of calculating the Accrued Benefit pursuant to 3.1(b), the sum (in full years and months, with partial months rounded up) of all periods of an Employee's service with the Company from his or her employment date (including periods during which an Employee is receiving LTD Benefits) to the earliest to occur of the events described in 2.3 or his or her Normal Retirement Date. However, upon the occurrence of a Section 9 Event, each Active Participant (including each Officer who becomes an Active Participant, pursuant to 2.2(b) upon occurrence of such Section 9 Event) shall be credited with additional service equal to the lesser of (i) five years, or (ii) the period of years between the Section 9 Event and such Active Participant's Normal Retirement Date. An Employee's service with a wholly-owned subsidiary of the Company shall be counted as Continuous Service for purposes of the Plan effective with the later of (a) the Employee's employment date, or (b) the date the Company acquired 100% ownership of such subsidiary. (Nevertheless, not more than 35 years of Continuous Service shall be counted under 3.1 (b).)

(b)  Solely for purposes of determining the Participant's vested percentage under 2.5(a), an Employee's service with the Company (as otherwise described in 3.5(a)) after his or her Normal Retirement Date shall be counted in the computation of his or her completed years of Continuous Service.

3.6  Application of Vested Percentage. If applicable, a Participant’s Vested Accrued Benefit shall be determined pursuant to 2.5, and the Accrued Benefit determined pursuant to 3.1 and 3.2 shall be reduced to the Vested Accrued Benefit as 2.5 may provide.

ARTICLE 4

AMOUNT AND PAYMENT OF BENEFITS

4.1  Amount of Normal Retirement Benefit.

(a)  The Normal Retirement Benefit payable to a Retired Participant whose monthly benefits commence on his or her Normal Retirement Date shall initially be the monthly amount equal to such Participant's Accrued Benefit as initially determined under 3.1 less the reductions determined under 3.2, and multiplied by the Participant's vested percentage under 3.6.

(b)  Notwithstanding 4.1(a), should a Retired Participant's Vested Accrued Normal Retirement Benefit be recalculated pursuant to 3.1, and the result of such recalculation is a reduction of more than $100 in the monthly benefit, the Vested Accrued Normal Retirement Benefit payable to the Retired Participant shall be accordingly reduced prospectively.

(c)  A Participant's Accrued Normal Retirement Benefit shall not increase by reason of additional Continuous Service or Earnings after his or her Normal Retirement Date. (See 3.5(b), however, regarding post-Normal Retirement Date Continuous Service being counted for purposes of determining a Participant's vested percentage in his or her Accrued Normal Retirement Benefit.)

4.2  Amount of Deferred Retirement Benefit. The Deferred Retirement Benefit payable to a Retired Participant who retires any time after his or her Normal Retirement Date shall be equal to the monthly amount of such Participant's Accrued Normal Retirement Benefit determined pursuant to 4.1 at his or her Normal Retirement Date, but multiplied by his or her vested percentage at his or her Deferred Retirement Date. Deferred Retirement Benefits shall not be actuarially increased to account for the fact that the Participant continued in active service beyond his or her Normal Retirement Date and did not retire until a later date.

4.3  Amount of Early Retirement Benefit.

(a)  The Early Retirement Benefit payable to a Retired Participant who is entitled to receive benefits commencing at an Early Retirement Date shall be the monthly amount equal to: his or her Accrued Benefit determined under 3.1 less the reductions determined under 3.2, the result multiplied by the appropriate percentage in accordance with the following schedule:

Schedule of Early Retirement Factors
Number of Whole Years Between Early Retirement Date and Normal Retirement Date	Percentage
0	100%
1	97
2	94
3	91
4	88
5	85
6	82
7	79
8	76
9	73
10	70

Straight-line interpolation of these percentages will be employed for fractional years. In the case of an Active Participant who, pursuant to 2.6, is presumed to be five years older than his or her actual age for purposes of eligibility to commence receipt of benefits, the foregoing schedule shall be applied based on such Participant's attributed age. (Thus, for example, an Active Participant who, pursuant to 2.6, becomes eligible to receive benefits commencing on the first day of the month following his or her actual 57th birthday, would be presumed to have attained age 62, and to have commenced benefits, three whole years prior to his or her Normal Retirement Date, with an applicable Early Retirement Factor of 91%.).

(b)  In addition to the Early Retirement Benefit paid to a Retired Participant under 4.3(a), such Retired Participant (other than one who retired from the status of Former Active Participant) shall also receive, until (but including) the month in which his or her actual 65th birthday occurs (or earlier death), a Social Security Supplement equal to the maximum anticipated Social Security Primary Insurance Amount that would be payable to the Participant beginning the month following the month of his or her actual 65th birthday, as the same is calculated pursuant to 3.2. Thus, for example, an Active Participant who retired immediately following his or her 55th birthday would receive an Early Retirement Benefit of 70% of the amount calculated pursuant to 3.1 and 3.2, plus a Social Security Supplement equal to 100% of the reduction for the maximum anticipated Social Security Primary Insurance Amount calculated pursuant to 3.2.

(c)  Where, pursuant to 2.6, an Active Participant's benefits commence under this Supplemental Plan at an Early Retirement Date but prior to the Participant's actual attainment of age 55, so that the Participant is not then eligible to commence to receive an immediate early retirement pension under Section 4.3 or 4.4 of the Employees Retirement Plan, then, in addition to the Early Retirement Benefit under 4.3(a) and the Social Security Supplement under 4.3(b), the Participant shall also receive an Early Retirement Supplement equal to the early retirement benefit that would have been payable to such Participant under the Employees Retirement Plan (based on the Participant’s accrued benefit under the Employees Retirement Plan as of the actual date of termination of employment) if the Participant had attained the actual age of 55. Such Early Retirement Supplement shall be payable until the earliest month for which the corresponding early retirement benefit is actually payable under the Employees Retirement Plan (or would be payable upon timely application therefor). Thus, for example, a Participant, entitled under 2.6, who commenced to receive an Early Retirement Benefit under this Plan commencing immediately following his or her 50th birthday (but assumed age 55) would initially receive: (i) an Early Retirement Benefit of 70% of the amount calculated pursuant to 3.1 and 3.2 (including, in the 3.2 reduction, the amount of the Employees Retirement Plan early retirement benefit), plus (ii) a Social Security Supplement equal to 100% of the reduction for the maximum anticipated Social Security Primary Insurance Amount calculated pursuant to 3.2, plus (iii) an Early Retirement Supplement equal to 100% of the early retirement benefit that would be payable, commencing at the Participant's actual age 55, under the Employees Retirement Plan.

4.4  Election of Form of Payment. In advance of initially satisfying the requirements of 2.1 or 2.2 to become an Active Participant in this Supplemental Plan, an Officer may, but is not required to, irrevocably elect the form of payment that will apply to him or her at Retirement.

(a)
(i)  A Participant who is married at the time he or she makes an election of the form of payment, may elect the Normal Annuity Form, provided that his or her Spouse, at the time such election is made, shall have filed with the Compensation Committee, accompanying the Participant's election, the Spouse's irrevocable written consent to such election, which irrevocable written consent such Spouse shall have acknowledged under oath before a notary public or other person officially empowered to administer oaths and attest to the same.

(ii)  If such Participant has so elected the Normal Annuity Form, and at his or her Retirement Date is married to the Spouse who so consented to such Participant's election of the Normal Annuity Form, then benefits will be paid to such Participant in the Normal Annuity form. Benefits will also be paid to such Participant in the Normal Annuity form if such Participant is unmarried on his or her Retirement Date. If, on his or her Retirement Date, such Participant is married to a Spouse other than the individual who consented to the election of the Normal Annuity form, then benefits will be paid to such Participant in the Joint and 50% Surviving Spouse Annuity Form.

(b)  If a Participant has elected the Joint and 66-2/3 Surviving Spouse Annuity Form, such Participant will receive benefits in the Joint and 66-2/3 Surviving Spouse Annuity Form if married at the Retirement Date. If such Participant is unmarried on his or her retirement Date, benefits will be paid in the Normal Annuity Form.

(c)  Any Participant's election or consent of the Participant's Spouse to an election made hereunder shall be made on such forms or otherwise as the Compensation Committee shall prescribe.

(d)  Pursuant to IRS Notice 2005-1, Q&A 19(c) and the Preamble to Proposed Treasury Regulation § 1.409A-1 et seq., XI.C. (70 Fed. Reg. 57957, col. 3), an individual who is an Active or Former Active Participant as of September 13, 2006, may irrevocably elect, on a form prescribed by and filed with the Compensation Committee, another form of payment with respect to his or her retirement benefit under the Plan, irrespective of whether or not the Participant shall have earlier filed, pursuant to 4.4(a) or (b), such an election prior to the effective date of his participation in the Plan. However, to make an election pursuant to this 4.4(d), the Participant must file the election form with the Committee no later than December 31, 2006.

(e)  An Officer who does not make an election, pursuant to 4.4 (a), (b) or (d), of the form of payment, shall receive benefits under the Normal Annuity Form or the Joint and 50% Surviving Spouse Annuity Form, whichever applies under 4.5 or 4.6 at his or her Retirement Date.

(f)  For purposes of the Plan, the term "Spouse" means the individual to whom a Participant is lawfully married at the time such Participant elects the form of payment pursuant to 4.4(a), (b) or (d), or the individual to whom such Participant is lawfully married at his or her Retirement Date, whichever the context so requires. Thus, for example, where a Participant who is married on his or her Retirement Date receives benefits in the Joint and 50% Surviving Spouse Annuity Form, and the Participant later dies while either unmarried or married to an individual who was not his or her Spouse on the Participant's Retirement Date, but is survived by the individual who was his or her Spouse on the Participant's Retirement Date, then the 50% Surviving Spouse Annuity would be payable to such individual (who was his or her Spouse on the Participant's Retirement Date) after the death of such Participant (whether or not the Participant and such individual were still married at the time of the Participant's death).

4.5  Normal Annuity Form. If a Participant is unmarried on his or her Retirement Date, such Retired Participant's Vested Accrued Benefit shall be paid on the Normal Annuity Form (irrespective of any prior election by the Participant). The Normal Annuity Form shall be a life annuity which provides for monthly payments to the Participant beginning on his or her Normal, Early or Deferred Retirement Date or, as provided in 4.11, beginning six months after such Retirement Date, and continuing to the first day of the month in which his or her death occurs. The monthly payments to the Retired Participant shall be level in amount except for (i) any months for which the additional temporary Social Security Supplement under 4.3(b) is payable to the Participant, (ii) any month for which the additional temporary Early Retirement Supplement under 4.3(c) is payable to the Participant, (iii) any month in which an Excise Tax Gross-Up payment is made under 4.10, (iv) prospective reduction in the level monthly payment pursuant to 4.1(b), or (v) if 4.11 applies to delay commencement of payment for six months, the first month's payment pursuant to the provisions of 4.11(a).

4.6  Actuarial Equivalent. Where, pursuant to 4.7 or 4.8, benefits are paid in the Joint and 50% Surviving Spouse Annuity Form or the Joint and 66-2/3% Surviving Spouse Annuity Form, the amount of benefits payable under either such Form shall be the Actuarial Equivalent of the Normal Annuity Form. For purposes of this Supplemental Plan, Actuarial Equivalent means an annuity benefit of equal value to another benefit on the basis of eight percent (8%) interest per annum and mortality under the 1984 Unisex Pension Mortality Table.

4.7  Joint and 50% Surviving Spouse Annuity Form. If a Participant is married on his or her Retirement Date, and shall not have elected a different form of payment pursuant to 4.4, such Retired Participant's Vested Accrued Benefit shall be paid on the Joint and 50% Surviving Spouse Annuity Form, which shall be the Actuarial Equivalent of the Normal Form. Such form provides for monthly payments to the Participant beginning on his or her Normal, Early or Deferred Retirement Date or, as provided in 4.11, beginning six months after such Retirement Date and continuing to the first day of the month in which occurs the death of the survivor of the Participant and his or her Spouse. The monthly payments shall be payable during the lifetime of the Participant and upon his or her death, 50% of such monthly payment shall be payable to his Spouse, if then living (the “Surviving Spouse”), for the Spouse's lifetime. The monthly payments to the Retired Participant and/or Surviving Spouse shall be level in amount except for (i) any months for which the additional temporary Social Security Supplement under 4.3(b) is payable to the Participant, (ii) any month for which the additional temporary Early Retirement Supplement under 4.3(c) is payable to the Participant or Surviving Spouse, (iii) any month in which an Excise Tax Gross-Up payment is made under 4.10, (iv) prospective reduction in the level monthly payment pursuant to 4.1(b), or (v) if 4.11 applies to delay commencement of payment for six months, the first month's payment pursuant to the provisions of 4.11(a).

4.8  Joint and 66-2/3% Surviving Spouse Annuity Form. If a Participant is married on his or her Retirement Date, and shall have so elected pursuant to 4.4, such Retired Participant's Vested Accrued Benefit shall be paid on the Joint and 66-2/3% Surviving Spouse Annuity Form, which shall be the Actuarial Equivalent of the Normal Form. Such form provides for monthly payments to the Participant beginning on his or her Normal, Early or Deferred Retirement Date or, as provided in 4.11, beginning six months after such Retirement Date and continuing to the first day of the month in which occurs the death of the survivor of the Participant and his or her Spouse. The monthly payments shall be payable during the lifetime of the Participant and upon his or her death, 66-2/3% of such monthly payment shall be payable to his Spouse, if then living, for the Spouse's lifetime. The monthly payments to the Retired Participant and/or Spouse shall be level in amount except for (i) any months for which the additional temporary Social Security Supplement under 4.3(b) is payable to the Participant, (ii) any month for which the additional temporary Early Retirement Supplement under 4.3(c) is payable to the Participant, (iii) any month in which an Excise Tax Gross-Up payment is made under 4.10, (iv) prospective reduction in the level monthly payment pursuant to 4.1(b), or (v) if 4.11 applies to delay commencement of payment for six months, the first month's payment pursuant to the provisions of 4.11(a).

4.9  Termination of Benefits for Competition or Detrimental Conduct. Notwithstanding 4.4 or otherwise, except as provided below in this 4.9, a Retired Participant's benefit payments hereunder shall permanently cease and be forfeited if the Compensation Committee determines:

(a)  that such Retired Participant:

1. has entered into competition with the Company or any of its subsidiaries, including, without limiting the generality of the foregoing, acts of direct competition, soliciting customers or employees, or working as an employee, agent or consultant for a competitor or customer; or

2. has engaged in other conduct detrimental to the Company, including, but not limited to, disclosing the Company's specific operating practices, product formulas, customer information, pricing formulas and/or technical know-how developed by the Company;

and

(b)  that such competition or other detrimental conduct occurred within five years after the Retired Participant's Retirement Date.

(c)  However, the foregoing provisions shall not apply in the case of any Participant whose employment terminates, whether voluntarily, involuntary, or by mutual agreement, at any time following the occurrence of a Section 9 Event.

4.10  Excise Tax Gross-Up. In the event that any payment made to a Participant by or for the Company under this Supplemental Plan, or under any other plan or compensation program maintained by the Company (including, for example but without limitation, the Management Incentive Program, the 1992 Stock Incentive Plan, or any successor plan or program), is subject to the excise tax imposed by IRC § 4999 (the "Excise Tax") (any such payment, or part thereof, subject to Excise Tax being a "Parachute Payment"), then the Company or the Trust shall pay such Participant an additional amount (the "Gross-Up") to compensate the Participant for the economic cost of (i) the Excise Tax on the Parachute Payment, (ii) the U.S., state and local income tax (as applicable) on the Gross-Up, and (iii) the Excise Tax on the Gross-Up. The calculation shall insure that the Participant, after receipt of the Parachute Payment and the Gross-Up and the payment of taxes thereon, will be in approximately the same economic position after all taxes as if the Parachute Payment had been subject only to income tax at the marginal rate. For purposes of determining the amount of the Gross-Up, the Participant shall be deemed to pay U.S., state and local income taxes at the highest marginal rate of taxation in the calendar year in which the Parachute Payment is to be made. State and local taxes shall be determined based upon the state and locality of the Participant's domicile on the date of the Participant's termination of service with the Company. The determination of whether such Excise Tax is payable and the amount thereof shall be based upon the opinion of tax counsel selected by the Company and acceptable to the Participant. If such opinion is not accepted by the Internal Revenue Service upon audit, then appropriate adjustments shall be computed (without interest but with Gross-Up, if applicable) by such tax counsel based on the final amount of the Excise Tax so determined.

4.11  Six Month Delay in Commencement of Payment of Benefits.

(a)  Except as provided in 4.11(c) or (d), the Plan may in no event commence payment of benefits to, or with respect to, a Participant earlier than the first day of seventh (7th) calendar month following the date on which the Participant's termination of employment occurs (such first day of the seventh month being the "Delayed Payment Date"). If, under the circumstances of a Participant's termination employment, the Participant's benefits would otherwise have commenced prior to the Delayed Payment Date, the first payment of benefits made by the Plan shall include all payments that would, but for this 4.11, otherwise already have been made prior to the Delayed Payment Date. For example, a Participant retires effective June 30, having attained age 65 on June 18. Her Normal Retirement Date is July 1, when monthly benefit payments would normally commence. However, under this 4.11, her Delayed Payment Date is the following January 1. The monthly payment made on January 1 would equal the sum of seven monthly payments (the January payment and the delayed payments from July through December, inclusive).

(b)  If a Participant to whom 4.11(a) applies dies after his or her Retirement Date but before the Delayed Payment Date, any payments that, but for 4.11(a), would have been made to the Participant prior to his or her death, shall be disposed of as follows:

(i)  If the Participant's benefits were to be paid in either of the Joint and Surviving Spouse Annuity Forms, the delayed payments due the Participant, as well as any delayed payments due to the surviving Spouse, will be paid to the Surviving Spouse as part of the first monthly benefit payment made to the Spouse in the month of the Delayed Payment Date.

(ii)  If the Participant's benefits were to be paid in the Normal Annuity Form, the payments due the Participant will be paid to the personal representative of the Participant's estate.

(c)  Notwithstanding 4.11(a), payment of benefits shall not be delayed for six months where the Participant's termination of employment was by reason of his or her death.

(d)  Also notwithstanding 4.11(a), payment of benefits shall not be delayed if, at the time of termination of employment, the Participant is not classified as a "specified employee" within the meaning IRC § 409A(2)(B)(i) and the regulations issued thereunder.1

ARTICLE 5

PRERETIREMENT SURVIVING SPOUSE BENEFITS

5.1
(a)  If an Active Participant or Former Active Participant shall terminate employment because of death after he or she shall have attained at least ten (10) Years of Continuous Service, or any other Participant who, pursuant to 2.5 2.6 or 2.7, has terminated employment but is entitled to receive a Vested Accrued Benefit under the Plan, shall die prior to the date on which such benefits would have commenced; and, in any case, such Participant is survived by a Spouse (also a “Surviving Spouse”), then such Surviving Spouse shall be entitled to receive a Surviving Spouse Benefit. Such Surviving Spouse Benefit shall commence to be paid beginning on the earliest Retirement Date (i.e., an Early, Normal, or Deferred, Retirement Date, as the case may be) on which the Participant's benefits would have commenced had the Participant terminated employment on the date of his or her death survived until such Retirement Date, provided the Surviving Spouse is living on such Retirement Date.

(b)  The following examples illustrate the application of 5.1(a):

(i)  An Active Participant dies at age 57 with 15 years of Continuous Service, and leaves a Surviving Spouse. A Surviving Spouse Benefit shall be paid to such Surviving Spouse beginning on the first day of the month following the Participant's death (such date, had the Participant terminated employment on the date of his or her death, being the Participant's Early Retirement Date).

(ii)  An Active Participant dies at age 52 with 15 years of Continuous Service, and leaves a Surviving Spouse. A Surviving Spouse Benefit shall be paid to such Surviving Spouse beginning on the first day of the month following the date the Participant would have attained age 55 had he or she survived to that date (such date being the Participant's Early Retirement Date), provided that such Surviving Spouse is alive on such benefit commencement date.

(iii)  An Active Participant dies at age 57 with 10 years of Continuous Service, and leaves a Surviving Spouse. A Surviving Spouse Benefit shall be paid to such Surviving Spouse beginning on the Participant's Normal Retirement Date, provided that such Surviving Spouse is alive on such benefit commencement date. Having died prior to his or her Normal Retirement Date with less than 15 years of Continuous Service, the Participant would not have been eligible to have benefits commence at an Early Retirement Date. Likewise, the Surviving Spouse Benefit would be calculated based the on Participant's 50% Vested Accrued Benefit because the Participant was not 100% vested at the time of his or her death.

(iv)  An Active Participant dies on his or her 65th birthday with six (6) years of Continuous Service and leaves a Surviving Spouse. Inasmuch as the Participant had less than ten (10) years of Continuous Service at the time of his death and, therefore, had no Vested Accrued Benefit, no Surviving Spouse Benefit is payable to the Surviving Spouse.

5.2  If the Participant described in 5.1(a) had elected, pursuant to 4.4, the Joint and 66-2/3% Surviving Spouse Annuity Form, then the Plan shall pay the 66-2/3% Surviving Spouse Annuity to the Participant's Surviving Spouse.

5.3  In any other such case, the Plan shall pay the 50% Surviving Spouse Annuity to the Participant's Surviving Spouse.

ARTICLE 6

ADMINISTRATION

FINANCING OF BENEFITS

6.1
(a)  This Supplemental Plan shall be administered by the Compensation Committee, which shall have responsibility and authority to manage and control the operation and administration of the Plan. The Committee shall have complete and absolute discretion to interpret and apply the terms and provisions of the Plan.

(b)  The Company intends this Supplemental Plan to be an unfunded, nonqualified plan primarily for the purpose of providing benefits for a select group of highly compensated management employees of the Company, and is intended to qualify as a “top hat” plan under Employee Retirement Income Security Act of 1974, as amended (“ERISA”), §§  201(2), 301(a)(3) and 401(a)(1). As such, the Plan is not required to, and is not intended to be subject to, or be interpreted and administered according to, inter alia, the provisions of ERISA, Title I, Parts 2, 3 and 4, nor the rules applicable to tax-qualified retirement plans set forth at IRC §§ 401 et seq.

(c)  The following procedures shall govern the administration of claims under the Plan.

(i)  The Compensation Committee shall determine the rights of any Participant to any benefits hereunder. Any Participant who believes that he or she has not received the benefits to which he is entitled under the Plan may file a claim in writing with the Committee. The Committee shall, no later than 90 days after the receipt of a claim (plus an additional period of 90 days if required for processing, provided that notice of the extension of time is given to the claimant within the first 90-day period), either allow or deny the claim in writing. If a claimant does not receive written notice of the Committee’s decision on his claim within the above-mentioned period, the claim shall be deemed to have been denied in full.

(ii)  A denial of a claim by the Committee, wholly or partially, shall be written in a manner calculated to be understood by the claimant and shall include:

(A)	the specific reasons for the denial;

(B)	specific reference to pertinent Plan provisions on which the denial is based;

(C)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(D)	an explanation of the claim review procedure and the time limits applicable to such procedures, including a statement of the claimant's right to bring a civil action under ERISA § 502(a).

(iii)  A claimant whose claim is denied (or his duly authorized representative) may within 60 days after receipt of denial of a claim file with the Committee a written request for a review of such claim. Prior to the occurrence of a Section 9 Event, if the claimant does not file a request for review of his claim within such 60-day period, the claimant shall be deemed to have acquiesced in the original decision of the Committee on his claim, the decision shall become final and the claimant will not be entitled to bring a civil action under ERISA §  502(a), provided that after the occurrence of a Section 9 Event, the claimant shall not be deemed to have acquiesced in the original decision of the Committee, nor shall the claimant be in any way limited in bringing a civil action under ERISA § 502(a).

(iv)  If such an appeal is so filed within such 60-day period, the Committee (or its delegate) shall conduct a full and fair review of such claim. During such review, the claimant (or the claimant's authorized representative) shall be given the opportunity to review all documents that are pertinent to his claim and to submit issues and comments in writing.

(v)  The Committee (or its delegate) shall mail or deliver to the claimant a written decision on the matter based on the facts and the pertinent provisions of the Plan within 60 days after the receipt of the request for review (unless special circumstances require an extension of up to 60 additional days, in which case written notice of such extension shall be given to the claimant prior to the commencement of such extension). Such decision shall be written in a manner calculated to be understood by the claimant, shall state the specific reasons for the decision and the specific Plan provisions on which the decision was based and shall, to the extent permitted by law, be final and binding on all interested persons. If the decision on review is not furnished to the claimant within the above-mentioned time period, the claim shall be deemed to have been denied on review.

(vi)  If a Participant's claim for benefits is denied in whole or in part prior to the occurrence of a Section 9 Event, such Participant may file suit only in a state court located in Allegheny County, Pennsylvania or federal court located in Allegheny County, Pennsylvania. Notwithstanding, before such Participant may file suit in a state or federal court, Participant must exhaust the Plan's administrative claims procedure. If any such judicial or administrative proceeding is undertaken, the evidence presented will be strictly limited to the evidence timely presented to the Committee. In addition, any such judicial or administrative proceeding must be filed within six months after the Committee's final decision.

(vii)  If the claim for benefits of a Vested Participant(6.4(a)) is denied in whole or in part after the occurrence of a Section 9 Event, such Participant shall not be in any way restricted by the provisions of 6.1(c)(vi) in taking any steps to enforce his or her rights under the Plan. Further, the Company shall be liable to reimburse any Vested Participant (6.4(a)) for attorneys fees and other costs related to any litigation (or other proceeding), or counsel and advice short of or preparatory to litigation (or other proceeding), which the Vested Participant undertakes to enforce his or her right to receive benefits under the Plan following a refusal (in any form) by the Company to pay such benefits.

6.2  The Company shall bear the entire cost of benefits under this Supplemental Plan as well as the entire cost of administering the Plan.

6.3  This Supplemental Plan will not be funded. The benefits under this Plan shall be paid from the general assets of the Company as due. Nevertheless, in the event the Company creates an executive benefit security trust, "rabbi" trust, or similar entity through which to set aside assets to provide for the payment of benefits under this Supplemental Plan (or other benefits), whether pursuant to 6.4 or otherwise, each monthly benefit payment made to a Retired Participant or Surviving Spouse from such trust with respect to any benefit payable to such Participant or Surviving Spouse under this Plan, shall reduce and discharge, dollar for dollar, the Company's obligation hereunder to make such monthly benefit payment to such Participant or Surviving Spouse. Similarly, any Gross-Up payment made to a Retired Participant or Surviving Spouse from such trust shall reduce and discharge, dollar for dollar, the Company's obligation hereunder to make such Gross-Up payment.

6.4
(a)  Notwithstanding 6.3 but subject to the restriction in 6.4(b), prior to or immediately upon the occurrence of a Section 9 Event, the Company shall take the following measures: The Company shall establish a trust of the kind and nature contemplated under 6.3 (the "Trust"). The trust agreement establishing such Trust shall provide that, prior to the payment of all benefit liabilities under this Supplemental Plan, the Trust shall be irrevocable except upon the bankruptcy or insolvency of the Company. Such trust agreement shall also provide that initial trustee of the Trust, and any successor trustee, shall at the time of appointment be one of the 50 largest banking institutions in the United States. The Company shall transfer to the Trust liquid assets equal to the present value of all benefits accrued under the Plan to the end of the calendar month in which the Section 9 Event occurred or is expected to occur (whether or not such benefits are otherwise then subject to future forfeiture under the terms of the Plan), with respect to all persons who are or were, on the date of the Section 9 Event, Active Participants (including those who will become or became Active Participants on the date of the Section 9 Event pursuant to 2.2(b), Former Active Participants, Retired Participants; and Surviving Spouses who are receiving Surviving Spouse benefits, plus the additional present value of benefits that could accrue to Active Participants, and be payable earlier, from the attribution of five additional years of service, described in 3.5, and five additional years of age, described in 2.6 and 4.3; plus the present value of the accrued benefits that would have accrued by any person who, by reason of then-current disabled status and operation of 2.2(c) could in the future qualify as a Participant pursuant to 2.2(c), determined as such person had already qualified for such benefit. (Such disabled persons and such persons who are or were, on the date of the Section 9 Event, Active Participants, Former Active Participants, Retired Participants, and Surviving Spouses who are receiving Surviving Spouse benefits, are hereinafter referred to collectively as "Vested Participants"). The present value of the benefits described above shall be calculated by assuming that retirement shall occur either immediately or at actual (or attributed) age 55 (whichever occurs, or shall have occurred, first), no mortality or turnover prior to retirement, post-retirement mortality based on the "applicable mortality table" determined under IRC § 417(e)(3)(A)(ii)(I), and interest at the "applicable interest rate" determined under IRC § 417(e)(3)(A)(ii)(II) for the month in which the Section 9 Event occurs. The Company shall also transfer to the Trust liquid assets equal to the present value of any Gross-Up payments it reasonably estimates shall or may become due by reason of the occurrence of the Section 9 Event, as well as present value of the estimated costs of administering the Trust (including trustee fees and expenses) and of administering the Plan through engagement of an independent administrator if deemed appropriate by the trustee. The Company shall also provide the trustee with accurate and complete data regarding all matters necessary to identify Vested Participants, calculate their accrued benefits, and pay them, including (without limiting the generality of the foregoing) data regarding the name, birthdate, current address, Social Security number, employment date with the Company, and compensation in the current and prior years of each such Vested Participant, as well as any information necessary to enable the trustee to calculate or verify any Gross-Up payments that may be due pursuant to 4.10.

(b)  Notwithstanding 6.4(a), no amount shall be transferred to a trust or otherwise set aside for the purposes of providing benefits during any "restricted period" (as defined in IRC § 409A(B(3)) with respect to the Employees Retirement Plan or any other single-employer defined benefit plan sponsored by the Company or any member of a controlled group (within the meaning of IRC § 414(b) or (c)) that includes the Company.

ARTICLE 7

AMENDMENT OR TERMINATION OF THE PLAN

7.1  Amendment of the Plan.

(a)  The Company reserves the right to modify or amend this Supplemental Plan from time to time and to any extent that it may deem advisable. Any amendment shall be made pursuant to a resolution duly adopted by the Compensation Committee. No amendment shall in any manner (i) reduce the right to the present or future receipt of an Accrued Benefit, Vested Accrued Benefit, or other benefit under the Plan of any Participant to the extent that such right had accrued prior to the date the Compensation Committee approved such amendment, (ii) alter the amount or payment of benefits under the Plan to any Participant who had become a Retired Participant prior to the date the Compensation Committee approved such amendment, or (iii) otherwise apply to former Officers whose employment with the Company had terminated without entitlement to a Plan benefit prior to the date the Compensation Committee approved such amendment. Otherwise, all Participants claiming any interest under this Plan shall be bound by any amendments.

(b)  The rights and benefits of each Participant or of any Surviving Spouse claiming through such Participant, shall be determined in accordance with the provisions of this Supplemental Plan in effect on the date (1) the Participant's employment terminates, or (2) in the case of a Participant who is receiving LTD Benefits, the Participant ceases to be eligible to continue to receive LTD Benefits, whichever of (1) or (2) occurs later (such date being the "Participant's Termination Date"). Except as otherwise specifically provided, any amendment to the Plan shall have no effect on, or application to, a Participant (or Surviving Spouse) where such Participant's Termination Date occurred prior to the effective date of such amendment (including the 9/13/06 amendment date of this amended and restated Supplemental Plan). Thus, any benefit being paid to a Retired Participant or Surviving Spouse, and any Vested Accrued Benefit or Surviving Spouse Benefit due to be paid hereafter, pursuant to the terms of this Supplemental Plan, shall continue to be paid, or shall be commenced, in accordance with all applicable terms and provisions (including the amount, date of commencement and form of payment thereof) of this Supplemental Plan as such plan was in effect on the date of the Participant's Termination Date.

7.2  Termination of the Plan. This Supplemental Plan may be terminated by the Company at any time. Such termination shall be effected pursuant to a resolution duly adopted by the Board of Directors. No such termination may impair the benefits of Participants. In particular, no such termination shall in any manner (i) reduce the right to the present or future receipt of an Accrued Benefit or other benefit under the Plan of any Participant to the extent that such right had accrued prior to the date the Board of Directors approved such termination, or (ii) alter the amount or payment of benefits under the Plan to any Participant who had become a Vested Participant or Retired Participant prior to the date the Board of Directors approved such termination. Benefits shall cease to accrue under the Plan effective on the termination, but the Plan shall otherwise remain in force for the purpose of administering the benefits accrued prior to the termination according to the provisions of the Plan in force immediately prior to the termination.
_________________________

1 In the Company's case, it is almost certain that current Active Participants (Officers) would be "specified employees" subject to delay in commencement of payment. Non-specified employees would likely include only Former Active Participants